EXHIBIT 10.3
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              IN THE UNITED STATES DISTRICT COURT
                 FOR THE DISTRICT OF COLORADO

Master File No. 95-B-1665

IN RE:  RESORT INCOME INVESTORS, INC., SECURITIES LITIGATION

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THIS DOCUMENT RELATES TO: ALL ACTIONS

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Case No.: 97-B-2252

PHILIP FRANK, as Trustee for the Trust Under the Will of Helen Frank, and JOSEPH E. ALPERT, derivatively on behalf of RESORT INCOME INVESTORS, INC.,

                    Plaintiffs,

vs.

CHRISTOPHER HEMMETER, MARK HEMMETER,
DANIEL D. LANE, and JOHN R. YOUNG,

                    Defendants,

and

RESORT INCOME INVESTORS, INC.,

                    Nominal Defendant.

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                   ORDER AND FINAL JUDGMENT

     This matter having come before the Court on the application of the Parties for approval of the settlement set forth in the Stipulation of Settlement and exhibits attached thereto (the "Stipulation") relating to the above-captioned Class and Derivative Actions, and settlement hearings having been held before this Court on _________, 1998, and the Court having considered all papers filed and proceedings had herein, and otherwise being fully informed in the premises, and good cause appearing therefore, it is



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     ORDERED, ADJUDGED AND DECREED THAT:

                          DEFINITIONS

     1. For purposes of this Order and Final Judgment, the Court adopts and incorporates the definitions contained in the Stipulation.

                         JURISDICTION

     2. This Court has jurisdiction over the subject matter of the litigation, and over all Parties and Actions. Plaintiffs, all Current Shareholders and all members of the Class, except Opt-Outs (defined below), are bound by this Order and Final Judgment.

      FAIRNESS, REASONABLENESS AND ADEQUACY OF SETTLEMENT

     3. A full opportunity hearing having been offered to all known Current Shareholders and Class Members to participate in the relevant settlement hearing, this Court hereby approves the Settlement set forth in the Stipulation, adopts its terms as its order, and finds that the Settlement is, in all respects, fair, reasonable and adequate to the Class and all its members, Resort, and all of the Parties in the Actions in accordance with Rules 23, 23.1 and 54 of the Federal Rules of Civil Procedure. The Court directs the consummation and implementation of the Settlement in accordance with the terms and provisions of the Stipulation. This Court further finds that the Settlement has been entered into and made in good faith.

     4. The Plan of Distribution is approved and shall be consummated as provided therein.


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                    THE CLASS CERTIFICATION

     5. The Class Action satisfies the applicable prerequisites for class action treatment under Federal Rule of Civil Procedure 23. The Class is so numerous that a joinder of all members is impracticable, there are questions of law and fact common to the Class, the claims of the Class representatives are typical of the claims of the Class, the Class is adequately represented by the Class Action Plaintiffs and by Class Counsel, and the Class representatives will fairly and adequately protect the interest of the Class. Questions of law and fact, common to the members of the Class, predominate over any questions affecting only individual members and the Class Action is superior to other available methods for the fair and efficient adjudication of the controversy.

     6. This Class Action is hereby finally certified as a class action on behalf of a class consisting each and all of the following persons and entities: all Persons who purchased or otherwise acquired Resort Stock during the period from March 31, 1993 through June 29, 1995 inclusive, excluding (i) the Class Action Defendants, (ii) any entity in which any Class Action Defendant has a controlling interest, (iii) the partners, corporate officers and directors of any of the Class Action Defendants, and
(iv) the legal representatives, heirs, successors or assigns of any such excluded party. Annexed hereto as Exhibit A is a list of all Class Members who have submitted timely and proper requests for exclusion from the Class (the "Opt-Outs"). The Opt-Outs are hereby excluded from the Class, shall not participate further in the Class Action Fund, and shall not be bound by or share in the benefits of any subsequent determination in the Class Action.


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                   DISMISSAL WITH PREJUDICE

     7. The Complaints in the Actions, and all claims or causes of action asserted therein are hereby dismissed with prejudice on the Effective Date as against each and all of the Released Parties, and without cost to any of the Parties as against the other.

                           RELEASES

     8.   From and after the Effective Date:

          (a) each and all of the Plaintiffs, Class Members and Current Resort Shareholders, on behalf of themselves and each of their predecessors, successors, parents, subsidiaries, affiliates, custodians, agents, assigns, representatives, heirs, executors, trustees, administrators and any other Person or entity having any legal or beneficial interest in Resort Stock, shall be deemed to have fully, finally, unconditionally and forever released, settled and discharged all the Released Parties(1) from and with respect to the Released Claims, (2) whether or not such Plaintiff or Class Member executes and delivers a Proof of Claim;

          (b) each and all of the Plaintiffs, Class Members and Current Resort Shareholders, and each of their predecessors, successors, parents, subsidiaries, affiliates, custodians, agents, assigns, representatives, heirs, executors, trustees, administrators and any other person or entity having any legal or beneficial interest in Resort Stock acquired by any member of the Class or Current Resort Shareholder, will be forever barred and enjoined from commencing, instituting or prosecuting any of the Released Claims or any action or other proceeding against any of the Released Parties with respect to, based on, arising from, or for the Released Claims;

          (c) Save as expressly excepted below, Class Members, Resort and Defendants shall be deemed unconditionally and forever to have released and discharged the Plaintiffs and Plaintiffs' Counsel from all claims, liabilities, and causes of action in connection with or which are based on or arising out of Plaintiffs' or Plaintiffs' Counsel's institution, prosecution, assertion, or resolution of the Litigation or the Released Claims;

          (d) Save as expressly excepted below, the Released Parties shall be deemed to have released each other from and with respect to the Released Claims and to be forever barred and enjoined from commencing, instituting or prosecuting any of the Released Claims or any action or other proceeding against any of the other Released Parties with respect to, based on, arising from or for the Released Claims; and

          (e) Mr. Christopher B. Hemmeter has filed for bankruptcy protection under Chapter 7 of the United States Bankruptcy Code. As a result, neither he nor his estate shall be deemed to have delivered the releases referenced in paragraphs (c) and (d) and neither he nor his estate shall be enjoined as referenced in paragraph (d) above. Similarly, neither he nor his estate shall be included in the releases given in paragraph (d) and claims by the Released Parties against him and his estate (including but not limited to claims relating to Released Claims) shall not be barred or enjoined.

          (f) neither the Defendants nor Defendants' Counsel shall have any responsibility for or obligation of any kind whatsoever in connection with the determination, administration, calculation or payment of claims to the Class members.


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                         NO ADMISSIONS

     9. Defendants have entered into this Stipulation solely in order to avoid further expense, inconvenience, risk and delay and to permit the continued operation of their affairs unhindered by expensive litigation, distraction and diversion of themselves and their executive personnel, and thereby to put to rest all controversy with respect to the Released Claims.

The Stipulation and Order, or any matter arising in connection with such negotiations, proceedings or agreements are not and shall not in any event be described as or constitute:

               (a) an admission by any Defendant of the truth of any fact alleged or the validity of any claim that has been, or could have been, asserted in the Litigation, or of the deficiency of any defense that has been, could have been, or in the future might be asserted in any litigation, or of any liability, fault, wrongdoing or otherwise of any Defendant;

               (b) an admission of any fault, breach of duty, wrongful act or misrepresentation or omission in any statement or written document approved or made by Defendants or the approval or making of which was participated in by Defendants;

               (c) an admission of any liability, fault or wrongdoing by any of the parties in the Litigation or in any other civil, criminal or administrative action or proceeding;

               (d) an admission of any liability, fault or wrongdoing on the part of the Defendants;

               (e) an admission that Plaintiffs or any Person have in fact suffered any damage, or that Defendants are liable to Plaintiffs or any Person; or

               (f) an admission that the consideration to be given pursuant to the Settlement represents the amount of any judgment that would be or would have been awarded to Plaintiffs, Class Members, current shareholders or any Person after trial.



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        INJUNCTION AGAINST ASSERTION OF RELEASED CLAIMS

     10. Each Plaintiff, Class Member (except Opt-Outs), Current Shareholder and each of the Defendants are hereby severally and permanently barred and enjoined from asserting or continue to assert any of the claims he, she or it released pursuant to provisions of Paragraph 7 of this Order in any court or other forum whatsoever, including such Released Claims as already may have been asserted in any pending action, arbitration or other proceeding.

                      ADEQUACY OF NOTICE

     11. The Notice given to the Class and Current Shareholders of the Settlement set forth in the Stipulation and other matters set forth therein, including the individual notice to all members of the Class and Current Shareholders who could be identified, through a reasonable effort, was the best notice practicable under the circumstances. The Notice provided fair and readable notice to the Members of the Class and Current Shareholders concerning the nature of the Actions and the claims and causes of action asserted therein on behalf of the Class and Resort in the proposed settlement and the hearing with respect thereto, and provided due and adequate notice of those proceedings and the matters set forth therein to all Persons entitled to such notice. The Notice fully satisfied the requirements of Rules 23 and 23.1 of the Federal Rules of Civil Procedure and of the United States Constitution.




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                    CONTINUING JURISDICTION

     11. Without affecting the finality of this judgment in any way, this Court retains continuing jurisdiction over: (a) the implementation of the Settlement including specifically but not limited to the payment of the Resort Payment and Additional Resort Payment; (b) the distribution of the Class Action Fund to the members of the Class, including the payment of such additional fees, expenses and costs as are incurred in connection with settlement administration; (c) the hearing and determining applications for attorneys' fees, costs, expenses, including expert fees, and interest made by Plaintiffs' Counsel in connection with the prosecution of the Action;
(d) the Actions until the final judgment contemplated by this Order has become effective and each and every act agreed to be performed by the Parties shall have been performed pursuant to the Stipulation; and (e) the Parties to Actions for the purpose of taking such other actions as may be necessary to conclude and administer this Settlement, and to implement and enforce the Stipulation.

                   TERMINATION OF SETTLEMENT

     12. Counsel for the Parties shall consummate the settlement in accordance with the terms of the Stipulation. In the event that the Settlement does not become effective, or is terminated in accordance with the terms and provisions of the Stipulation, then this final judgment shall be rendered null and void and be vacated and the Stipulation and all orders rendered in connection therewith by the Court shall be rendered null and void, except as provided in the Stipulation.


                      ATTORNEYS' FEES AND
             REIMBURSEMENT OF LITIGATION EXPENSES

     14. The Court has reviewed and considered the application of Derivative Counsel for attorneys' fees and reimbursement of expenses in connection with the prosecution of the Action, and supporting submissions. Upon the application Derivative Counsel is hereby awarded attorneys' fees in the amount of $__________, together with interest on said amount, at the rate the Derivative Fund earns interest, from the date the Derivative Fund was funded to the date of payment, to be paid out of the Derivative Fund in compensation for their services in conducting the litigation on behalf of the Current Resort Shareholders in achieving the settlement. The Court finds that such award is reasonable and appropriate in view of, among other things, the work performed, the risk taken, the result achieved, and the complexity and difficulty of the case.

     15. The amounts specified in the preceding paragraph shall be paid to the Derivative Counsel upon the occurrence of the Effective Date, without further action by the Court.

     16. The Court has reviewed and considered the application of Class Action Plaintiffs' Counsel for attorneys' fees and reimbursement of expenses in connection with the prosecution of the Action, and supporting submissions. Upon the application Class Action Plaintiffs' Counsel is hereby awarded attorneys' fees in the amount of $__________, together with interest on said amount, at the rate the Class Action Fund earns interest, from the date the Class Action Fund was funded to the date of payment, to be paid out of the Class Action Fund in compensation for their services in conducting the litigation on behalf of the Plaintiffs and the Class and in achieving the settlement. The Court finds that such award is reasonable and appropriate in view of, among other things, the work performed, the risk taken, the result achieved, and the complexity and difficulty of the case. Class Action Plaintiffs' Counsel are also awarded reimbursement of their litigation expenses, including fees and expenses of experts, in the amount of $______, together with interest on such amount at the rate the Class Action Fund earns interest, from the date the Class Action Fund was funded to the date of payment, to be paid out of the Class Action Fund.


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     17.  The amounts specified in the preceding paragraph shall be paid to the Class Counsel upon the occurrence of the Effective Date, without further action by the Court.

                    ENTRY OF FINAL JUDGMENT

     18. The Court find no just reason exists for the delay in entering the final judgment pursuant to Rule 54(b) of the Federal Rules of Civil Procedure in accordance with the Stipulation. Accordingly, the Clerk of the Court is hereby directed forthwith to enter this Order and Final Judgment pursuant to Rule 54(b).
Dated: Denver, Colorado

       _______________, 1998



                                   ______________________________
                                   Honorable Lewis T. Babcock
                                   United States District Judge